Exhibit 10.7 (i)

FOURTH AMENDMENT
This Fourth Amendment, effective as of the date set forth above the signatures of the parties below, amends the Exclusive Patent License Agreement effective November 25, 2008, as amended by a First Amendment dated January 12, 2010, a Second Amendment dated August 29, 2013, and a Third Amendment dated November 18, 2016 (the "License Agreement") between the Massachusetts Institute of Technology, a Massachusetts corporation having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts 02139 ("M.I.T."), and Selecta Biosciences, Inc., a Delaware corporation, with a principal place of business at 480 Arsenal Way, Building One, Watertown, MA 02472 ("COMPANY'').
WHEREAS, COMPANY has represented to M.I.T. that it is continuing to diligently develop LICENSED PRODUCTS, and has requested that the diligence provisions of the License Agreement be modified.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby agree as follows:

1.The parties agree that: (a) the diligence requirement set forth in Section 3.l(j) of the License Agreement shall be tolled until the earlier of May 15, 2020 or the effective date of a written amendment to the License Agreement pursuant to Section 2 below (the "Future Amendment") and (b) M.I.T. shall not exercise its rights to terminate the License Agreement solely for COMPANY's failure to fulfill its obligations under Section 3.l(j) unless the parties do not enter into the Future Amendment by May 15, 2020, in which case M.I.T. may elect to terminate the License Agreement based upon COMPANY's failure to fulfill its obligations under Section 3.1(j). The parties may mutually agree to extend the time by which the Future Amendment must be executed.

2.On or before February 15, 2020, COMPANY shall provide M.I.T. with a detailed, written plan for achieving reasonably extended and/or amended diligence milestones for the development and commercialization of a LICENSED PRODUCT. Within ninety (90) days of M.I.T.'s receipt of such updated diligence plan, the parties shall negotiate in good faith to enter into the Future Amendment, which will include any agreed upon changes to the License Agreement.

3.On or before February 15, 2020, COMPANY shall provide M.I.T. with all of the outstanding information required to be delivered to M.I.T. pursuant to the License Agreement, including without limitation the Letter Agreement between the parties dated June 17, 2013.

4.This License Agreement, as amended hereby, is hereby ratified and confirmed in all respects and except as expressly amended by this Fourth Amendment, all terms and conditions of the License Agreement shall continue in full force and effect. All capitalized terms used herein shall have the meanings ascribed to such terms in the License Agreement. The License Agreement shall, together with this Fourth Amendment, be read and construed as a single instrument. No addition to or modification of any provision of this Fourth Amendment shall be binding unless made in writing and signed by a duly authorized representative of each of the parties.

IN WITNESS WHEREOF, the parties have caused this Fourth Amendment to be executed under seal by their duly authorized representatives.
The Effective Date of this Fourth Amendment is December 13, 2019.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		SELECTA BIOSCIENCES, INC.

By:	/s/ Lesley Millar-Nicholson	By:	/s/ Lloyd Johnston

Name:	Lesley Millar-Nicholson	Name:	Lloyd Johnston

Title:	Director, TLO	Title:	COO